Free Writing Prospectus to Preliminary Terms No. 7,357

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 13, 2022; Filed pursuant to Rule 433

Morgan Stanley

5-Year EEM Dual Directional Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 5, 2028
Underlying shares:	iShares® MSCI Emerging Markets ETF (“EEM”)
Payment at maturity[1]:

●If the final share price is greater than or equal to the initial share price:

$10 + the greater of (i) $10 × the share percent change and (ii) the upside payment

●If the final share price is less than the initial share price but is greater than or equal to the trigger level:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $2.00.

●If the final share price is less than the trigger level:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Upside payment:	$3.70 per security (37% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Trigger level:	80% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date multiplied by the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	December 31, 2027, subject to postponement for non-trading days and certain market disruption events
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 29, 2022
Original issue date:	January 5, 2023 (4 business days after the pricing date)
CUSIP/ISIN:	61774Q520 / US61774Q5201
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988222028971/ms7357_fwp-14348.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Securities
The Underlying Shares
$10 Stated Principal Amount + $3.70 Upside Payment
Absolute Return Zone At or Above Trigger Level
Full Downside Exposure Below Trigger Level
Payment at Maturity on the Securities
$20.00
$18.00
$16.00
$14.00
$13.70
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
37%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Price of the Underlying Shares

Change in Underlying Shares	Return on the Securities
+80.00%	80.00%
+60.00%	60.00%
+40.00%	40.00%
+37.00%	37.00%
+30.00%	37.00%
+20.00%	37.00%
+10.00%	37.00%
+5.00%	37.00%
0.00%	37.00%
-5.00%	5.00%
-10.00%	10.00%
-20.00%	20.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee any return of principal.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $9.134 per security, or within $0.55 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●The price of the underlying shares is subject to currency exchange risk.

●There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

●The performance and market price of the iShares® MSCI Emerging Markets ETF, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the iShares® MSCI Emerging Markets ETF.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.